Exhibit 99.1

On April 30, 2014, KKR & Co. L.P. (together with its consolidated subsidiaries, “KKR”), affiliates of KKR and KKR Financial Holdings LLC (“KFN”), completed a merger pursuant to which KFN became a subsidiary of KKR & Co. L.P.  The following risks are certain risks that are material to KFN’s business and are substantially similar to corresponding risks as reported in KFN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on February 24, 2014.  As a result of the acquisition of KFN, such risks may also be material to KKR.  Except where otherwise expressly stated or the context suggests otherwise, in this exhibit the terms “we,” “us” and “our” refer to KFN and its subsidiaries; the “Manager” refers to KKR Financial Advisors LLC, a subsidiary of KKR & Co. L.P., which is responsible for KFN’s operations and which performs all services and activities relating to the management of KFN’s assets, liabilities and operations; “common shares” refers to common shares of KFN, no par value, representing limited liability company membership interests in KFN and which are held by a subsidiary of KKR & Co. L.P.; “preferred shares” refers to a class of KFN’s shares with preference or priority over any other class of KFN’s shares with respect to distribution rights or rights upon KFN’s dissolution or liquidation; and “shares” refers to limited liability company membership interests issued by KFN of any class or series.

Our business and the businesses in which we invest are materially affected by conditions in the global financial markets and economic conditions generally.

Our business and the businesses of the companies in which we invest are materially affected by conditions in the global financial markets and economic conditions generally, such as interest rates, availability and cost of capital, inflation rates, economic uncertainty, default rates, commodity prices, currency exchange rates, changes in laws (including laws relating to taxation), possible further downgrades in the credit ratings of the U.S. or other developed nations and other national and international political circumstances. While the adverse effects of the unprecedented turmoil in the global credit and securities markets in late 2007 through early 2009 have abated, ongoing developments in the U.S. and global financial markets following that period, market volatility, slow economic growth and regulatory developments continue to illustrate that the current environment is still one of uncertainty.

These economic conditions resulted in, and may in future again result in, significant declines in the values of nearly all asset classes. a serious lack of liquidity in the credit markets, increases in margin calls for investors, requirements that derivatives counterparties post additional collateral, redemptions by mutual and hedge fund investors and outflows of client funds across the financial services industry. Although the global financial markets continued to recover in 2013, there can be no assurance that these markets will continue to improve and persistently high unemployment rates in the United States, slow recovery in many real estate markets, recessions in a number of European nations and slowing growth in developing countries all highlight the fact that economic conditions are still unstable and unpredictable. If the overall business environment worsens, our results of operations may be adversely affected.

In addition, low interest rates related to monetary stimulus and economic stagnation may negatively impact expected returns on all types of investments as the demand for relatively higher return assets increases and the supply decreases.

Dislocations in the corporate credit sector could adversely affect us and one or more of our lenders, which could result in increases in our borrowing costs, reductions in our liquidity and reductions in the value of the investments in our portfolio.

Dislocations in the corporate credit sector, such as those experienced beginning in the third quarter of 2007 through the beginning of 2011, could adversely affect one or more of the counterparties providing funding for our investments and could cause those counterparties to be unwilling or unable to provide us with additional financing which may adversely affect our liquidity and financial condition. This could potentially limit our ability to finance our investments and operations, increase our financing costs and reduce our liquidity. If one or more major market participants were to fail or withdraw from the market, it could negatively impact the marketability of all fixed income securities and this could reduce the value of the securities in our portfolio, thus reducing our net book value. Furthermore, if one or more of our counterparties were unwilling or unable to provide us with ongoing financing, we could be forced to sell our investments at a time when prices are depressed.

Liquidity is essential to our businesses and we rely on external sources to finance a significant portion of our operations. If we are unable to raise funding from these external sources, we may be forced to liquidate certain of our assets and our results of operations may be adversely affected.

Liquidity is essential to our business. Our liquidity could be substantially adversely affected by an inability to raise funding in the long-term or short-term debt capital markets or the equity capital markets or an inability to access the secured lending markets. Factors that we cannot control, such as disruptions in the financial markets, the ongoing economic difficulties in Europe, the failure of the United States to reduce its deficit in amounts deemed to be sufficient, possible downgrades in the credit ratings of U.S. debt, changes to tax laws, contractions or limited growth in the economy or negative views about corporate credit investing and the specialty finance industry generally, could impair our ability to raise funding. In addition, our ability to raise funding could be impaired if lenders develop a negative perception of our long-term or short-term financial prospects. Such negative perceptions could develop if we incur large trading losses, or we suffer a decline in the level of our business activity, among other reasons. If we are unable to raise funding using the methods described above, we would likely need to liquidate unencumbered assets, such as our investment and trading portfolios, to meet maturing liabilities. We may be unable to sell some of our assets, or we may have to sell assets at a discount from market value, either of which could adversely affect our results of operations and the distribution to KKR and ultimately to KKR’s unitholders may be reduced.

We may not realize gains or income from our investments.

We seek to generate both current income and capital appreciation. The assets in which we invest may not appreciate in value, however, and, in fact, may decline in value, and the debt securities in which we invest may default on interest and/or principal payments. Accordingly, we may not be able to realize gains or income from our investments. Additionally, any gains that we do realize may not be sufficient to offset any other losses we experience or offset our expenses.

We leverage a portion of our portfolio investments, which may adversely affect our return on our investments and may reduce cash available for distribution.

We leverage a portion of our portfolio investments through borrowings, generally through the use of bank credit facilities and securitizations, including the issuance of CLOs, and other secured and unsecured borrowings. The percentage of leverage varies depending on our ability to obtain credit facilities and the lenders’ and rating agencies’ estimate of the stability of the portfolio investments’ cash flow. As of December 31, 2013, the only contractual limitation on our ability to leverage our portfolio is a covenant contained in our revolving credit facility that our leverage ratio cannot exceed 1.5 to 1.0, computed on a basis that generally excludes the debt of variable interest entities that we consolidate under GAAP such as our CLO subsidiaries. Our ability to generate returns on our investments and make cash available for distribution to KKR, as the holder of our common shares and ultimately KKR’s ability to make further distributions to its unitholders would be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets acquired and financed.

We may change our investment strategies, which may result in our making investments that entail more risk than our current investments

Our investment strategy may evolve, in light of existing market conditions and investment opportunities, and this evolution may involve additional risks. Investment opportunities that present unattractive risk-return profiles relative to other available investment opportunities under particular market conditions may become relatively attractive under changed market conditions and changes in market conditions may therefore result in changes in the investments we target. We may not be successful in executing or managing the complexities of new investment strategies. Decisions to make investments in new asset categories present risks that may be difficult for us to adequately assess and could therefore reduce the stability of our distributions or have adverse effects on our financial condition. Changes in investment strategies may involve a number of risks, including that the expected results will not be achieved and that new strategies may draw capital or management attention from existing investments or otherwise conflict with or detract from the value of existing investments. A change in our investment strategy may also increase our exposure to interest rate, commodity, foreign currency, or credit market fluctuations as well as industry-specific risks. Our failure to accurately assess the risks inherent in new asset categories or the financing risks associated with such assets could adversely affect our results of operations and our financial condition.

We make non-United States dollar denominated investments, which subject us to currency rate exposure and the uncertainty of foreign laws and markets.

From time to time, we make investments that are denominated in foreign currencies. For example, as of December 31, 2013, $317.4 million par amount, or 4.3%, of our corporate debt portfolio was denominated in foreign currencies, of which 74.9% was denominated in Euros, and $133.3 million aggregate cost, or 23.5%, of interests in joint ventures and partnerships and other assets, which includes our equity investments at estimated fair value, was denominated in foreign currencies, of which 27.9% was denominated in Euros and 25.4% was denominated in the British pound sterling and 20.6% was denominated in Canadian dollars. A change in foreign currency exchange rates, in particular that of the euro relative to the U.S. dollar, may have an adverse impact on returns on any of these non-dollar denominated investments. For example, our returns on these investments may be adversely affected by events in Eurozone countries that could cause the euro to fall versus the dollar such as defaults on sovereign debt, rating downgrades, continued economic contraction, the need for further financial relief of impacted countries, successions from the Eurozone or the perception that any such event may occur.

Although we may choose to hedge our foreign currency risk, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations. Investments in foreign countries also subject us to certain additional risks, including risks relating to the potential imposition of non-United States taxes, compliance with multiple and potentially conflicting regulatory schemes and political and economic instability abroad, any of which could adversely affect our returns on these investments.

The majority of our assets consist of high-yield, below investment grade or unrated debt, which generally has a greater risk of loss than investment grade rated debt and, if those losses are realized, it could adversely affect our results of operations, our ability to service our indebtedness and our cash available for distribution to holders of our shares and ultimately to KKR unitholders.

Our assets include below investment grade or unrated debt, including corporate loans and bonds, each of which generally involves a higher degree of risk than investment grade rated debt. Issuers of high yield or unrated debt may be highly leveraged, and their relatively high debt-to-equity ratios create increased risks that their operations might not generate sufficient cash flow to service their debt obligations. As a result, high yield or unrated debt is often less liquid than investment grade rated debt.

In addition to the above, numerous other factors may affect a company’s ability to repay its debt, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. Deterioration in a company’s financial condition and prospects may be accompanied by deterioration in the collateral for the high yield debt. Losses on our high yield debt holdings could adversely affect our results of operations, which could adversely affect our ability to service our indebtedness and cash available for distribution to holders of our shares and ultimately to KKR unitholders.

Our investment portfolio is and may continue to be concentrated in a limited number of companies and industries, which will subject us to a risk of significant loss if any of these companies defaults on its obligations to us or if there is a downturn in a particular industry.

Our investment portfolio is and may continue to be concentrated in a limited number of companies and industries. This lack of diversification may subject our investment portfolio to more rapid changes in value than would be the case if our assets were more widely diversified. For example, as of December 31, 2013, the twenty largest issuers which we have invested in represented approximately 44% of our total debt investment portfolio on an estimated fair value basis. As a result, our results of operations, financial condition and ability to pay distributions to our shareholders may be adversely affected if a small number of borrowers default in their obligations to us or if we need to write down the value of any one investment. If such impairments exceed our recorded allowance for loan losses our net income will be adversely affected. Moreover, securities issued by some of our largest issuers are recorded at estimated fair value and our net income may be adversely affected if these fair value determinations are materially higher than the values that we ultimately realize upon disposal of such securities. Additionally, a downturn in any particular industry in which we are invested could also negatively impact our results of operations and our ability to pay distributions. For example, as of December 31, 2013, we had approximately 22% of our total debt investment portfolio on an estimated fair value basis in two industries—Healthcare, Education and Childcare and Diversified/Conglomerate Services.

If we are unable to continue to utilize CLOs or other similar financing vehicles successfully, we may be unable to grow or fully execute our business strategy and our results of operations may be adversely affected.

We have historically financed a substantial portion of our investments through, and derived a substantial portion of our revenue from, our CLO subsidiaries. These CLOs have served as long-term, non-recourse financing for debt investments and as a way to minimize refinancing risk, minimize maturity risk and secure a fixed cost of funds over an underlying market interest rate. An inability to continue to utilize CLOs or other similar financing vehicles successfully could limit our ability to fund future investments, grow our business or fully execute our business strategy and our results of operations may be adversely affected.

A number of our CLOs are outside of reinvestment periods, which may adversely affect our returns on investment and ability to maintain compliance with certain overcollateralization and interest coverage tests.

Our CLOs generally have periods during which, subject to certain restrictions, their managers can sell or buy assets at their discretion and can reinvest principal proceeds into new assets, commonly referred to as a “reinvestment period”. Outside of a reinvestment period, the principal proceeds from the assets held in the CLO must generally be used to pay down the related CLO’s debt, which causes the leverage on the CLO to decrease. Such leverage decreases may cause our return on investment to decline. In addition, in the past the ability to reinvest has been important in maintaining compliance with the overcollateralization and interest coverage tests for certain of our CLOs. Outside of a reinvestment period, our ability to maintain compliance with such tests for that CLO may be negatively impacted. The reinvestment periods for CLO 2005-1, CLO 2005-2, CLO 2006-1 and CLO 2007-A have ended and the reinvestment periods for CLO 2007-1, CLO 2012-1, CLO 2013-1 and CLO 2013-2 will end in May 2014, December 2016, June 2017 and January 2018, respectively. In addition, CLO 2011-1 has no reinvestment period and is an amortizing static pool CLO transaction.

Downturns in the global credit markets may affect the collateral in our CLO investments, which may adversely affect our cash flows from CLO investments.

Among the sectors particularly challenged by adverse economic conditions, including those experienced during the credit crisis, are the CLO and leveraged finance markets. We have significant exposure to these markets through our investments held in our Cash Flow CLOs, each of which is a Cayman Islands incorporated special purpose company that issued to us and other investors notes secured by a pool of collateral consisting primarily of corporate leveraged loans. In most cases, our Cash Flow CLO investments are in deeply subordinated securities issued by the CLO issuers, representing highly leveraged investments in the underlying collateral, which increases both the opportunity for higher returns as well as the magnitude of losses when compared to other investors in these CLO structures that rank more senior to us in right of payment. As a result of our subordinated position in these CLO structures, we and our investors are at greater risk of suffering losses on our cash flow CLO investments during periods of adverse economic conditions.

During an economic downturn, the CLOs in which we invest may experience increases in downgrades, depreciations in market value and defaults in respect of their collateral. The CLOs’ portfolio profile tests set limits on the amount of discounted obligations a CLO can hold. During any time that a CLO issuer exceeds such a limit, the ability of the CLO’s manager to sell assets and reinvest available principal proceeds into substitute assets is restricted. In addition, discounted assets and assets rated “CCC” or lower in excess of applicable limits in the CLO issuers’ investment criteria are not given full par credit for purposes of calculation of the CLO issuers’ over-collateralization tests. As a result, these CLOs may fail one or more of their over-collateralization tests, which would cause diversions of cash flows away from us as holders of the more junior CLO securities in favor of investors more senior than us in right of repayment, until the relevant over-collateralization tests are satisfied. This diversion of cash flows may have a material adverse impact on our business and our ability to make distributions to shareholders. In addition, it is possible that our cash flow CLOs’ collateral could be depleted before we realize a return on our cash flow CLO investments.

At various times during the credit crisis, a number of our CLOs were out of compliance with the compliance tests outlined in their respective indentures. Although all of our CLOs were in compliance as of December 31, 2013, there can be no assurance that all of our CLOs will remain in compliance with their respective compliance tests during 2014 and that we will not, as a result, be required to pay cash flows to the senior note holders of the CLOs that were out of compliance that we would otherwise have expected to receive from our CLOs.

The ability of the CLOs to make interest payments to the holders of the senior notes of those structures is highly dependent upon the performance of the CLO collateral. If the collateral in those structures were to experience a significant decrease in cash flow due to an increased default level, the issuer may be unable to pay interest to the holders of the senior notes, which would allow such holders to declare an event of default under the indenture governing the transaction and accelerate all principal and interest outstanding on the senior notes. In addition, our CLO structures also contain certain events of default tied to the value of the CLO collateral, which events of default could also cause an acceleration of the senior notes. If the value of the CLO collateral within a CLO were to be less than the amount of senior notes issued and outstanding, the senior note holders would have the ability to declare an event of default.

There can be no assurance that market conditions giving rise to these types of consequences will not occur, subsist or become more acute in the future. Because our CLO structures involve complex collateral and other arrangements, the documentation for such structures is complex, is subject to differing interpretations and involves legal risk.

The derivatives that we use to hedge against interest rate, foreign currency and commodity exposure are volatile and may adversely affect our results of operations, which could adversely affect our ability to make payments due on our indebtedness and cash available for distribution to holders of our common shares.

From time to time, we enter into various derivative transactions as part of our strategy to manage or “hedge” our risk related to interest rates, holdings denominated in foreign currencies and energy prices in connection with our natural resources investments. Generally, derivatives are financial contracts whose value depends on, or is derived from, the value of an underlying asset, reference rate or index, and may relate to individual debt or equity instruments, interest rates, currencies or currency exchange rates, commodities, related indexes and other assets. Currently, we mainly enter into swaps, including interest rate and credit default swaps, in addition to options, forwards and futures, to pursue our hedging and risk management strategy. However, in the future, we may enter into additional derivative instruments as part of these or other hedging and risk management strategies. Our hedging activity varies in scope based on the level of interest rates, the type of portfolio investments held, market prices for natural resources, and other changing market conditions. These hedging instruments may fail to protect us from interest rate, foreign currency or commodity price volatility or could adversely affect us because, among other things:

•  hedging instruments can be expensive, particularly during periods of volatility in interest rates, foreign currency, commodity prices and the prices of reference instruments;

•  available hedging instruments may not correspond directly with the risk for which protection is sought;

•  changes in the value of a derivative may not correlate perfectly with (and may vary materially from) changes in the value of the underlying asset, reference rate or index being hedged

•  due to their complexity and, in some cases, the difficulty of price discovery, the use of derivatives involves the risk of mispricing and/or improper valuation

•  the duration of the hedge may be significantly different than the duration of the related liability or asset;

•  derivatives generally involve leverage in the sense that the investment exposure created by the derivatives may be significantly greater than the initial investments in the derivative;

•  certain investments may be illiquid, making them unable to be sold at the desired time or price;

•  the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs or makes economically unattractive our ability to sell or assign our side of the hedging transaction; and

•  the party owing money in the hedging transaction may default on its obligation to pay.

The cost of using hedging instruments increases as the period covered by the instrument increases and, with respect to interest rate hedges, during periods of rising and volatile interest rates, with respect to foreign currency hedges, during periods of volatile foreign currencies or, with respect to commodity hedges, during periods of falling and volatile commodity prices. We may increase our hedging activity and thus increase our hedging costs during such periods when hedging costs have increased.

Derivatives are also subject to risks arising from management’s decision to enter or not to enter into such derivative transactions and/or the execution of management’s risk management and hedging strategies. For instance, there can be no assurance that we will enter into derivative transactions to reduce exposure to other risks when it would be beneficial to do so. Furthermore, the skills needed to employ derivatives strategies are different from those needed to purchase or sell securities and, in connection with such strategies, we must make predictions with respect to market conditions, liquidity, currency movements, market values, interest rates and other applicable factors, which may be inaccurate. Thus, the use of derivative investments may require us to purchase or sell securities at inopportune times or for prices below or above the current market values, may limit the amount of appreciation we can realize on an investment or may cause us to hold a security that we might otherwise want to sell. We may also have to defer closing out certain derivative positions to avoid adverse tax consequences. In addition, there may be situations in which we elect not to use derivative investments that result in losses greater than if they had been used. Amounts paid by us as premiums and cash or other assets held in margin accounts with respect to our derivative investments would not be available to us for other investment purposes, which may result in lost opportunities for gain. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings or liabilities being hedged. Any such imperfect correlation may expose us to risk of loss. Changes to the derivatives markets as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act and other government regulation may also have an adverse effect on our ability to make use of derivative transactions.

As a result of the aforementioned risks, any hedging activity we engage in may adversely affect our results of operations, which could adversely affect our ability to make payments due on our indebtedness and cash available for distribution to holders of our common shares. Therefore, while we may enter into such transactions to seek to reduce interest rate, foreign currency and commodity risks related to our natural resources investments, unanticipated changes in interest rates, foreign currency and commodity prices may result in poorer overall investment performance than if we had not engaged in any such hedging transactions.

Hedging instruments often involve counterparty risks and costs.

We will be subject to credit risk with respect to our counterparties to the derivative contracts (whether a clearing corporation in the case of exchange-traded instruments or our hedge counterparty in the case of uncleared over-the-counter instruments) and other instruments entered into directly by us or held by special purpose or structured vehicles in which we invest. Counterparty risk is the risk that the other party in a derivative transaction will not fulfill its contractual obligation. Changes in the credit quality of our counterparties with respect to their derivative transactions may affect the value of those instruments. By entering into derivatives, we assume the risk that these counterparties could experience financial hardships that could call into question their continued ability to perform their obligations. As a result, concentrations of such derivatives in any one counterparty would subject our funds to an additional degree of risk with respect to defaults by such counterparty.

If a counterparty becomes bankrupt or otherwise fails to perform its obligations under a derivative contract due to financial difficulties, such bankruptcy or failure to perform is likely to result in a default under such derivative contract, unless such default is cured. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits, leaving us with unsecured exposure and force us to cover our resale commitments, if any, at the then current market price. It may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure our shareholders that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Furthermore, upon the bankruptcy of a counterparty, we may experience significant delays in obtaining any recovery under the derivative contract in a dissolution, assignment for the benefit of creditors, liquidation, winding-up, bankruptcy, or other analogous proceeding. In addition, in the event of the insolvency of a counterparty to a derivative transaction, the derivative transaction would typically be terminated at its fair market value. If we are owed this fair market value in the termination of the derivative transaction and these claims are unsecured, we will be treated as general creditors of such counterparty, and will not have any claim with respect to the underlying security. We may obtain only a limited recovery or may obtain no recovery in such circumstances and the enforceability of agreements for hedging transactions may depend on compliance with applicable statutory and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements.

Some, but not all, derivatives may be cleared, in which case a central clearing counterparty stands between each buyer and seller and effectively guarantees performance of each derivative contract, to the extent of its available resources for such purpose. As a result, the counterparty risk is now shifted from bilateral risk between the parties to the individual credit risk of the central clearing counterparty. Even in such case, there can be no assurance that a clearing house, or its members, will satisfy the clearing house’s obligations to our funds. Uncleared derivatives have no such protection; each party bears the risk that its direct counterparty will default.

Entering into derivative contracts could expose us to contingent liabilities in the future.

Entering into derivative contracts in order to pursue our various hedging strategies could require us to fund cash payments in the future under certain circumstances, including an event of default or other early termination event, or the decision by a counterparty to request margin in the form of securities or other forms of collateral under the terms of the derivative contract. The amounts due with respect to a derivative contract would generally be equal to the unrealized loss of the swap positions with the respective counterparty and could also include other fees and charges. These payments are contingent liabilities and therefore may not appear on KKR’s balance sheet. Our ability to fund these contingent liabilities will depend on the liquidity of our assets and access to capital at the time, and the need to fund these contingent liabilities could adversely impact our financial condition.

The full impact of regulatory changes, including the Dodd-Frank Act, on our business is uncertain.

As a result of market disruption as well as highly publicized financial scandals in recent years, regulators and investors have exhibited concerns over the integrity of the U.S. financial markets, and the business in which we operate both in and outside the United States will be subject to new or additional regulations. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, the Commodity Futures Trading

Commission (“CFTC”) or other U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations.

On July 21, 2010, the United States enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act affects almost every aspect of the United States financial services industry, including certain aspects of the markets in which we operate. For example, the Dodd-Frank Act imposes additional disclosure requirements for public companies and generally requires issuers or originators of asset-backed securities to retain at least five percent of the credit risk associated with the securitized assets. Among other things, the Dodd-Frank Act also:

•  establishes the Financial Stability Oversight Council (the “FSOC”), a multi-agency body acting as the financial system’s systemic risk regulator with the authority to review the activities of non-bank companies predominantly engaged in financial activities and to designate such companies that pose risks to the financial stability of the United States as “systemically important” and subject them to regulation by the Federal Reserve Board;

•  imposes certain regulatory requirements on the trading of “swaps” and “security-based swaps” (as such terms are defined in the Dodd-Frank Act and final rules from the CFTC and the SEC), including requirements that certain swaps and security-based swaps be executed on an exchange or “swap execution facility” and cleared through a clearing house, and requirements that entities acting as swap or security-based swap dealers or major swap or security-based swap participants register in the appropriate category and comply with capital, margin, record keeping and reporting and business conduct rules, which could increase the cost of trading in the derivative markets or reduce trading levels in the derivative markets;

•  substantially restricts the ability of banking organizations to sponsor or invest in private equity and hedge funds or engage in proprietary trading; and

•  grants the United States government resolution authority to liquidate or take emergency measures with regard to troubled financial institutions (including nonbank financial institutions) that fall outside the resolution authority of the Federal Deposit Insurance Corporation.

In addition, the Dodd-Frank Act could affect our Investment Company Act status. See the risk factor entitled “If the SEC were to disagree with our Investment Company Act determinations, our business could be adversely affected.”

Many of the Dodd-Frank Act’s provisions are subject to final rulemaking by the U.S. financial regulatory agencies, and the implications of the Dodd-Frank Act for our business will depend to a large extent on how such rules are adopted and implemented by various U.S. financial regulatory agencies, such as the FSOC, CFTC and SEC. For example, if the FSOC were to determine that we are a systemically important nonbank financial company, we would be subject to a heightened degree of regulation and supervision. In addition, the CFTC and SEC have proposed or adopted rules to establish a new regulatory framework for swaps and security-based swaps which could limit our positions or trading in such instruments. Additionally, federal banking and housing agencies have yet to finalize rules implementing the Dodd-Frank Act’s five percent risk retention requirement for originators of asset-backed securities. Such rules could disrupt the issuance of certain-asset backed securities and reduce our deal flow. We continue to analyze the impact of rules adopted under the Dodd-Frank Act. However, the full impact on our business and the markets in which we operate will not be known until the rules, and other regulatory initiatives that overlap with the rules, are finalized and their combined impacts can be understood.

In addition, in August 2013, the Financial Stability Board, an international body of which the United States is a member, issued set of policy recommendations to strengthen oversight and regulation of the so-called “shadow banking system”, broadly described as credit intermediation involving entities and activities outside the regular banking system, such as private equity funds and hedge funds. The policy recommendations outlined initial steps to define the scope of the shadow banking system and proposed general governing principles for a monitoring and regulatory framework. , including a “toolkit” of potential regulatory responses that national regulators could employ to reduce systemic risk. While at this stage it is difficult to predict the type and scope of any new regulations that may be adopted by member countries, if such regulations were to extend the regulatory and supervisory requirements currently applicable to banks, such as capital and liquidity standards, to our business, or were to otherwise classify all or a portion of our business as “shadow banking,” our regulatory and operating costs, as well as the public scrutiny we face, would increase, which may have a material adverse effect on our business.

Legal, tax and regulatory changes could occur and may adversely affect our ability to pursue our hedging strategies and/or increase the costs of implementing such strategies.

The enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. New or amended regulations may be imposed by the CFTC, the SEC, the U.S. Federal Reserve or other financial regulators, other governmental regulatory authorities or self-regulatory organizations that supervise the financial markets that could adversely affect us. In particular, these agencies are empowered to promulgate a variety of new rules pursuant to recently enacted financial reform legislation in the United States. We also may be adversely affected by changes in the enforcement or interpretation of existing statutes and rules by these governmental regulatory authorities or self-regulatory organizations.

In addition, the financial markets are subject to comprehensive statutes, regulations and margin requirements. For example, the Dodd-Frank Act is designed to impose stringent regulation on the over-the-counter derivatives market in an attempt to increase transparency and accountability and provides for, among other things, new clearing, execution, margin, reporting, recordkeeping, business conduct, disclosure, position limit, minimum net capital and registration requirements. Although the CFTC has released final rules relating to clearing, execution, reporting, risk management, compliance, position limit, anti-fraud, consumer protection, portfolio reconciliation, documentation, recordkeeping, business conduct and registration requirements under the Dodd-Frank Act, many of the provisions are subject to further final rulemaking, and thus the Dodd-Frank Act’s ultimate impact remains unclear. New regulations could, among other things, restrict our ability to engage in derivatives transactions (for example, by making certain types of derivatives transactions no longer available to the Fund), increase the costs of using these instruments (for example, by increasing margin, capital or reporting requirements) and/or make them less effective and, as a result, we may be unable to execute our investment strategy. Limits or restrictions applicable to the counterparties with which we engages in derivative transactions could also prevent us from using these instruments, affect the pricing or other factors relating to these instruments or may change availability of certain investments. It is unclear how the regulatory changes will affect counterparty risk.

Furthermore, for entities designated by the CFTC or the SEC as “swap dealers”, “security-based swaps dealers”, “major swap participants” or major “security-based swap participants”, the Dodd-Frank Act imposes new regulatory, reporting and compliance requirements. On May 23, 2012, a joint final rulemaking by the CFTC and the SEC defining these key terms was published in the Federal Register. Based on those definitions, we do not believe that we would be a swap dealer, security-based swap dealer, major swap participant or security-based major swap participant at this time. If we are later designated as a swap dealer, security-based swap dealer, major swap participant or major security-based swap participant, our business will be subject to increased regulation, including registration requirements, additional recordkeeping and reporting obligations, external and internal business conduct standards, position limits monitoring and capital and margin thresholds.

We may make investments or obtain credit that may require us to post additional collateral in periods of adverse market volatility, which could adversely affect our financial condition and liquidity.

We may make investments or have credit sources in the future that, during periods of adverse market volatility, such as the periods we observed during the global credit crisis, could require us to post additional margin collateral, which may have a material adverse impact on our liquidity. For example, in the past, certain of our financing facilities allowed the counterparties to determine a new market value of the collateral to reflect current market conditions. In such cases, if a counterparty had determined that the value of the collateral had decreased, it could have initiated a margin call and required us to either post additional collateral or repay a portion of the outstanding borrowing, on minimal notice. If we make investments or obtain credit on similar terms in the future, periods of adverse market volatility could result in a significant increase in margin calls and our liquidity, results of operations, financial condition, and business prospects could suffer. In such a case, it is possible that in order to obtain cash to satisfy a margin call, we would be required to liquidate assets or raise capital at a disadvantageous time, which could cause us to incur further losses or otherwise adversely affect our results of operations and financial condition, could impair our ability to pay distributions to our shareholders and ultimately could reduce amounts available for distribution to KKR unitholders . In the event we are required to post additional collateral on investments, our contingent liquidity reserves may not be sufficient at such time in the event of a material adverse change in the credit markets and related market price market volatility.

We are subject to risks in using prime brokers, custodians, administrators and other agents.

We depend on the services of prime brokers, custodians, administrators and other agents to carry out certain of our securities transactions. In the event of the insolvency of a prime broker and/or custodian, we may not be able to recover equivalent assets in full as we will rank among the prime broker’s and custodian’s unsecured creditors in relation to assets which the prime broker or custodian borrows, lends or otherwise uses. In addition, our cash held with a prime broker or custodian may not be segregated from the prime broker’s or custodian’s own cash, and we therefore may rank as unsecured creditors in relation thereto. The inability to recover assets from the prime broker or custodian could have a material impact on the performance of our business, financial condition and results of operations.

We may not be able to generate sufficient cash to service or make required repayments of our indebtedness and we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

As of December 31, 2013, we had approximately $732.3 million of total recourse debt outstanding.

Our debt level and related debt service obligations:

•  may limit our ability to obtain additional financing in excess of our current borrowing capacity on satisfactory terms to fund working capital requirements, capital expenditures, acquisitions, investments, debt service requirements, capital stock and debt repurchases, distributions and other general corporate requirements or to refinance existing indebtedness;

•  require us to dedicate a substantial portion of our cash flows to the payment of principal and interest on our debt which will reduce the funds we have available for other purposes;

•  limit our liquidity and operational flexibility and our ability to respond to the challenging economic and business conditions that currently exist or that we may face in the future;

•  may require us in the future to reduce discretionary spending, dispose of assets or forgo investments, acquisitions or other strategic opportunities;

•  impose on us additional financial and operational restrictions;

•  expose us to increased interest rate risk because a substantial portion of our debt obligations are at variable interest rates; and

•  subject us to market and industry speculation as to our financial condition and the effect of our debt level and debt service obligations on our operations, which speculation could be disruptive to our relationships with customers, suppliers, employees, creditors and other third parties.

A breach of any of the covenants in certain of our debt agreements could result in a default under our revolving credit facilities, maturing on November 30, 2015 (the “2015 Facility”), November 5, 2015 (the “2015 Natural Resources Facility”) and February 27, 2018 (the “2018 Natural Resources Facility”); 8.375% senior notes due November 15, 2041 (“8.375% Notes”); and 7.500% senior notes due March 20, 2042 (“7.500% Senior Notes”). If a default occurs under any of these obligations and we are not able to obtain a waiver from the requisite debt holders, then, among other things, our debt holders could declare all outstanding principal and interest to be immediately due and payable. If our outstanding indebtedness were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that debt and any potential future indebtedness. We could also be forced into bankruptcy or liquidation.

The terms of our indebtedness and preferred shares may restrict our ability to make future distributions, make cash payments in respect of any conversion or repurchases of indebtedness and impose limitations on our current and future operations.

The agreement governing the 2015 Facility contains, and any future indebtedness may also contain, a number of restrictive covenants that impose operating and other restrictions on us, including restrictions on our ability to engage in our current and future operations or to make distributions to KKR, as a holder of our common shares, which in turn would reduce amounts available for distribution to KKR unitholders. The 2015 Facility credit agreement includes covenants restricting our ability to:

•  make distributions on, or to make cash payments in respect of any conversion or repurchases of our indebtedness if an event of default, or certain events that with notice or passage of time or both would constitute an event of default, under the 2015 Facility occur at a time when we have any amounts outstanding under the 2015 Facility.

•  incur or guarantee additional debt, other than debt incurred in the course of our business consistent with current operations;

•  create or incur liens, other than liens relating to secured debt permitted to be incurred and other limited exceptions;

•  engage in mergers and sales of substantially all of our assets;

•  make loans, acquisitions or investments, other than investments made in the course of our business consistent with current operations;

•  materially alter our current investment and valuation policies; and

•  engage in transactions with affiliates.

In addition, the 2015 Facility credit agreement also includes financial covenants, including requirements that we:

•  maintain adjusted consolidated tangible net worth (as defined in the 2015 Facility credit agreement) of at least $1 billion plus 25% of the net proceeds of any issuance of equity interests in us;

•  not exceed a leverage ratio (as defined in the 2015 Facility credit agreement) of 1.50 to 1.00 computed on a basis that generally excludes the debt of variable interest entities that we consolidate under GAAP; and

•  maintain a ratio of adjusted consolidated total assets (as defined in the 2015 Facility Agreement credit agreement) to recourse indebtedness (as defined in the 2015 Facility credit agreement) of at least of 8.00 to 1.00.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs. Our ability to comply with the covenants and restrictions contained in the agreements governing our indebtedness may be affected by economic, financial and industry conditions beyond our control. A breach of any of these covenants could result in a default under the 2015 Facility credit agreement. Upon the occurrence of an event of default under the 2015 Facility credit agreement, the lenders are not required to lend any additional amounts to us and could elect to declare all borrowings outstanding thereunder, together with accrued and unpaid interest and fees, to be due and payable, which could also result in an event of default under our other agreements relating to our borrowings. If we were unable to refinance these borrowings on favorable terms, our results of operations and financial condition could be adversely impacted by increased costs and less favorable terms, including higher interest rates and more restrictive covenants. The instruments governing the terms of any future refinancing of any borrowings are likely to contain similar or more restrictive covenants.

In addition, the terms of our Series A LLC Preferred Shares restrict our ability make distributions to KKR as the holder of our common shares under certain circumstances, which in turn would reduce amounts available for distribution to KKR unitholders, and future issuances of preferred shares may contain similar or more restrictive terms. For more information about the restrictions imposed by our Series A LLC Preferred Shares see the risk described in this exhibit under the caption “The terms of our preferred shares restrict our ability to make future distributions on our common shares and may adversely affect the distributions we make to KKR.”

Further, the 2015 Natural Resources Facility and the 2018 Natural Resources Facility contain certain covenants that may restrict the operations of the subsidiaries that are borrowers under those agreements.

There can be no assurances that our operations will generate sufficient cash flows or that credit facilities will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund other liquidity needs.

Our ability to make scheduled payments or prepayments on our debt and other financial obligations will depend on our future financial and operating performance and the value of our investments. There can be no assurances that our operations will generate sufficient cash flows or that new sources of credit will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. Our financial and operating performance is subject to prevailing economic and industry conditions and to financial, business and other factors, some of which are beyond our control. Our substantial leverage exposes us to significant risk during periods of economic downturn such as the one we experienced beginning in 2007, as our cash flows may decrease, but our required principal payments in respect of indebtedness do not change and our interest expense obligations could increase due to increases in interest rates.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we will likely face increased pressure to dispose of assets, seek additional capital or restructure or refinance our indebtedness. These actions could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including our 2015 Facility credit agreement. For example, we may need to refinance all or a portion of our indebtedness on or before maturity. There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. In the absence of improved operating results and access to capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The 2015 Facility credit agreement restricts our ability to dispose of assets and use the proceeds from such dispositions. We may not be able to consummate those dispositions or to obtain the proceeds realized. Additionally, these proceeds may not be adequate to meet our debt service obligations then due.

If we cannot make scheduled payments or prepayments on our debt, we will be in default and, as a result, among other things, our debt holders could declare all outstanding principal and interest to be due and payable and we could be forced into bankruptcy or liquidation or required to substantially restructure or alter our business operations or debt obligations.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

As of December 31, 2013, approximately $203.9 million of our recourse borrowings, consisting of our 2015 Facility and junior subordinated notes issued in connection with our trust preferred securities, were at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same. We may use interest rate derivatives such as interest rate swap agreements to hedge the variability of the cash flows associated with our existing or forecasted variable rate borrowings. Although we may enter into additional interest rate swaps, involving the exchange of floating for fixed rate interest payments, to reduce interest rate volatility, such hedging may increase our costs of funding. We cannot provide assurances that we will be able to enter into interest rate hedges that effectively mitigate our exposure to interest rate risk.

If credit spreads on our borrowings increase and the credit spreads on our investments do not also increase, we are unlikely to achieve our projected leveraged risk-adjusted returns. Also, if credit spreads on investments increase in the future, our existing investments will likely experience a material reduction in value.

We make investment decisions based upon projected leveraged risk-adjusted returns. When making such projections we make assumptions regarding the long-term cost of financing such investments, particularly the credit spreads associated with our long-term financings. We define credit spread as the risk premium for taking credit risk which is the difference between the risk free rate and the interest rate paid on the applicable investment or loan, as the case may be. If credit spreads on our long-term financings increase and the credit spreads on our investments are not increased accordingly, we will likely not achieve our targeted leveraged risk-adjusted returns and we will likely experience a material adverse reduction in the value of our investments.

Ratings agencies may downgrade our credit ratings, which could make it more difficult for us to raise capital and could increase our financing costs.

We are currently rated by two nationally recognized statistical rating organizations. These rating agencies regularly evaluate us based on a number of factors, including our financial strength and leverage as well as factors not within our control, including conditions affecting our industry generally and the wider state of the economy. A negative change in our ratings outlook or any downgrade in our current investment-grade credit ratings by our rating agencies, particularly below investment grade, could, among other things, adversely affect our access to sources of liquidity and capital, cost of borrowing and may result in more stringent covenants under the terms of any new debt.

Declines in the fair values of our investments may adversely affect our results of operations and credit availability, which may adversely affect, in turn, our ability to make payments due on our indebtedness and our cash available for distribution to KKR, as the holder of our common shares and ultimately to KKR unitholders.

Certain of our assets are required to be carried at (i) estimated fair value, including our securities available-for-sale, residential mortgage-backed securities, and corporate debt and equity for which we elected to carry at estimated fair value, (ii) lower of cost or estimated fair value for our corporate loans held for sale, or (iii) amortized cost with a related allowance for credit losses for our corporate loans.

Changes in the fair values of certain assets will directly affect our results of operations as unrealized gains or losses, or be charged or credited to our shareholders’ equity in each period even if no sale is made. As a result, a decline in values would reduce our book value per common share. Moreover, if the decline in value of an available-for-sale security is considered by our management to be other-than-temporary, such decline will be recorded as a charge which will adversely affect our results of operations.

A decline in the market value of our assets may adversely affect our results of operations, particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so. A reduction in credit available may adversely affect our results of operations, our ability to make payments due on our indebtedness and cash available for distribution to KKR, as the holder of our shares and ultimately KKR unitholders.

Further, financing counterparties may require us to maintain a certain amount of cash or to set aside unlevered assets sufficient to maintain a specified liquidity position intended to allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose which may reduce our return on equity. In the event that we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly because we may be required to sell our investments at distressed prices in order to meet such margin or liquidity requirements.

Market values of our investments may decline for a number of reasons, such as causes related to changes in prevailing market rates, increases in defaults, increases in voluntary prepayments for those investments that we have that are subject to prepayment risk, and widening of credit spreads.

Certain of our investments are illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.

Certain of our investments may not be readily convertible to cash due to their illiquidity. For example, we are party to certain private, unregistered debt transactions in which the securities issued to us are not widely held and trade only in secondary, less established markets as well as being a party to certain private equity investments for which there is a limited market. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be limited relative to our investment in securities that trade in more liquid markets. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. Furthermore, our Manager, KKR Financial Advisors LLC, a subsidiary of KKR, conducts diligence on our investments and employees of KKR may serve on the boards of directors of business entities in which we invest. These activities may provide our Manager with material non-public information with respect to business entities in which we invest. As a result, we may face additional restrictions on our ability to liquidate an investment in such business entities to the extent that we or our Manager has, or could be attributed with, material non-public information.

Some of our portfolio investments are recorded at fair value as determined by our Manager and, as a result, there is uncertainty as to the value of these investments.

Some of our portfolio investments are, and we believe are likely to continue to be, in the form of corporate loans, securities and partnership interests that have limited liquidity or are not publicly traded. The fair value of investments that have limited liquidity or are not publicly traded may not be readily determinable. We generally value these investments quarterly at fair value as determined by our Manager pursuant to applicable United States GAAP accounting guidance. Because such valuations are inherently uncertain and may fluctuate over short periods of time and be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these investments existed. The market value of our shares and any other securities we may issue could be adversely affected if our determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal.

Our rights under our indirect investments in corporate leveraged loans may be more restricted than direct investments in such loans.

We hold interests in corporate leveraged loans originated by banks and other financial institutions. We acquire interests in corporate leveraged loans either directly by a direct purchase or an assignment, or indirectly through participation. The purchaser of an assignment typically succeeds to all the rights and obligations of the assigning institution and becomes a lender under the credit agreement with respect to the debt obligation. In contrast, participation interests in a portion of a debt obligation typically result in a contractual relationship only with the institution participating out the interest, not with the borrower. Thus, in purchasing participations, we generally will have no right to enforce compliance by the borrower with the terms of the credit agreement, nor any rights of offset against the borrower, and we may not directly benefit from the collateral supporting the debt obligation in which we have purchased the participation. As a result, we will assume the credit risk of both the borrower and the institution selling the participation.

The mortgage loans underlying the mortgage-backed securities we invest in are subject to delinquency, foreclosure and loss, which could result in losses to us.

As of December 31, 2013, we held residential mortgage-backed securities with an aggregate estimated fair value of $76.0 million. Residential mortgage-backed securities evidence interests in or is secured by pools of residential mortgage loans. Accordingly, the mortgage-backed securities we invest in are subject to all of the risks of the underlying mortgage loans. Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency, foreclosure and risk of loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. Foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

Credit default swaps are subject to risks related to changes in credit spreads, credit quality and expected recovery rates of the underlying credit instrument.

We may enter into credit default swaps (“CDS”) as investments or hedges. CDS involve greater risks than investing in the reference obligation directly. In addition to general market risks, CDS are subject to risks related to changes in interest rates, credit spreads, credit quality and expected recovery rates of the underlying credit instrument. A CDS is a contract in which the protection “buyer” is generally obligated to pay the protection “seller” an upfront or a periodic stream of payments over the term of the contract provided that no credit event, such as a default, on a reference obligation has occurred. These payments are based on the difference between an interest rate applicable to the relevant issuer less a benchmark interest rate for a given maturity. If a credit event occurs, the seller generally must pay the buyer the “par value” (full notional value) of the swap in exchange for an equal face amount of deliverable obligations of the issuer (also known as the reference entity) of the underlying credit instrument referenced in the CDS, or, if the swap is cash settled, the seller may be required to deliver the related net cash amount. The protection buyer will lose its investment and recover nothing should no event of default occur. If an event of default were to occur, the value of the reference obligation received by the protection seller (if any), coupled with the periodic payments previously received, may be less than the full notional value it pays to the buyer, resulting in a loss of value to the seller. If we act as the protection seller in respect of a CDS contract, we would be exposed to many of the same risks of leverage described herein since if an event of default occurs the seller must pay the buyer the full notional value of the reference obligation.

If we act as the protection seller in respect of credit default swaps, we will seek to realize gains by writing credit default swaps that increase in value, to realize gains on writing credit default swaps, an active secondary market for such instruments must exist or we must otherwise be able to close out these transactions at advantageous times. If no such secondary market exists or we are otherwise unable to close out these transactions at advantageous times, writing credit default swaps may not be profitable for us. We may exit our obligations under a credit default swap only by terminating the contract and paying applicable breakage fees, or by entering into an offsetting credit default swap position, which may cause us to incur more losses.

The market for credit default swaps has become more volatile in recent years as the creditworthiness of certain counterparties has been questioned and/or downgraded. If a counterparty’s credit becomes significantly impaired, multiple requests for collateral posting in a short period of time could increase the risk that the Fund may not receive adequate collateral.

Our dependence on the management of other entities may adversely affect our business.

We do not control the management, investment decisions or operations of the business entities in which we invest. Management of those enterprises may decide to change the nature of their assets, or management may otherwise change in a manner that is not satisfactory to us or value enhancing for the investment we have made in such entities. We typically have no ability to affect these management decisions and we may have only limited ability to dispose of our investments.

Due diligence conducted by our Manager may not reveal all of the risks of the businesses in which we invest.

Before making an investment in a business entity, our Manager typically assesses the strength and skills of the entity’s management and other factors that it believes will determine the success of the investment. In making the assessment and otherwise conducting due diligence, our Manager relies on the resources available to it and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. Accordingly, there can be no assurance that this due diligence process will uncover all relevant facts or that any investment will be successful. In addition, we and KKR have established certain procedures relating to conflicts of interests that may restrict us from accessing certain confidential information in the possession of KKR or one of its affiliates. As a result, we may pursue investments without obtaining access to such confidential information, which information, if reviewed, might otherwise impact our judgment with respect to such investments.

We operate in a highly competitive market for investment opportunities.

We compete for investments with various other investors, such as other public and private funds, commercial and investment banks and other companies, including funds and companies affiliated with our Manager. Some of our competitors have greater resources than we possess or have greater access to capital or various types of financing structures than are available to us and may have investment objectives that overlap with ours, which may create competition for investment opportunities with limited supply. The competitive pressures we face could impair our business, financial condition and results of operations. As a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time. Furthermore, competition for investments may lead to a decrease in returns available from such investments, which may further limit our ability to generate our desired returns.

There is an inherent risk that we may incur environmental costs and liabilities as a result of our natural resources and real estate investments.

We have made and may continue to make certain investments in real estate and oil and gas industries, which present inherent environmental and safety risks. The oil and gas industries, in particular, are subject to stringent and complex foreign, federal, state and local environmental laws, ordinances and regulations. Under these laws, ordinances and regulations, regardless of fault, owners and operators of oil and gas properties and facilities can be held jointly and severally liable for the cost of remediating contamination and providing compensation for damages to natural resources. Our investments in oil and gas and real estate also present inherent risk of personal and property injury. We are not insured against all losses or liabilities that could arise from these investments. On-going compliance with environmental laws, ordinances and regulations applicable to these investments may entail significant expense. Environmental and safety obligations and liabilities can be substantial and could adversely impact the value of our natural resources investments, our ability to use these investments as collateral and may otherwise have a material adverse effect on our results of operations.

In addition, the trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and thus, any changes in federal or state environmental laws and regulations or re-interpretation of applicable enforcement policies that result in more stringent and costly well construction, drilling, water management or completion activities, or waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our financial position. The operators of the oil and gas properties in which we invest may be unable to pass on such increased compliance costs to their customers.

The performance of our natural resources, commercial real estate and specialty lending investments depend on the skill, ability and decisions of third party operators.

The success of the drilling, development and production of the oil and natural gas properties in which we have working interests is substantially dependent upon the decisions of third-party operators and their diligence to comply with various laws, rules and regulations affecting such properties. Likewise, the success of our commercial real estate and the specialty lending-focused businesses in which we invest depends upon the skill, ability, risk assessments and decisions of third party operators. The decisions of these third-party operators as well as any failure to perform their services, discharge their obligations, deal with regulatory agencies, and comply with laws, rules and regulations could result in material adverse consequences to our interest in such investments. Our natural resources investments in particular are subject to complex environmental laws and regulations. Such adverse consequences could result in liabilities to us, reduce the value of our interests in such investments and adversely affect our cash flows from such investments and our results of operations. In addition, our royalty interests in oil and natural gas properties are predicated on the overall operating performance of third party operators, which could result in a reduction in value of our royalty interests and adversely affect our cash flows from such investments.

Our estimated oil, natural gas, and natural gas liquids (“NGL”) reserve quantities and future production rates are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or the underlying assumptions will materially affect the quantities and value of our reserves.

Numerous uncertainties are inherent in estimating quantities of oil, natural gas, and NGL reserves. The process of estimating oil, natural gas, and NGL reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, engineering and economic data for each reservoir, and reserve estimates also rely upon various assumptions, including assumptions regarding future oil, natural gas, and NGL prices, production levels, and operating and development costs. As a result, estimated quantities of proved reserves and projections of future production rates and the timing of development expenditures may prove to be inaccurate. Over time, we may make material changes to reserve estimates taking into account the results of actual drilling and production. Any significant variance in our assumptions and actual results could greatly affect our estimates of reserves, the economically recoverable quantities of oil, natural gas, and NGL attributable to any particular group of properties, the classifications of reserves based on risk of recovery, and estimates of the future net cash flows.

Our natural resources investments are subject to complex federal, state, local and other laws and regulations that could adversely affect the value of our natural resources investments.

The natural resources operations in which we invest are subject to complex federal, state and local laws and regulations as interpreted and enforced by governmental authorities possessing jurisdiction over various aspects of the exploration, production and transportation of natural resources. These operations must obtain and maintain numerous permits, approvals and certificates from various governmental authorities that may entail significant expense, impose onerous conditions on operations or place limitations on production methods or quantity. While compliance with such processes has not yet had a material impact on the value of our natural resources investments, new regulations, laws or enforcement policies could be more stringent and significantly increase compliance costs or otherwise materially decrease the value of our natural resources properties. For example, some states have adopted, and other states and the federal government are considering adopting, regulations that place restrictions of the use of an extraction process called hydraulic fracturing, used by the oil and gas operations in which we invest. This or other added regulation could lead to operational delays, increased operating costs, increased liability risks and reduced production of oil and gas, which could adversely impact the value of our natural resources investments, our ability to use these investments as collateral and may otherwise have a material adverse effect on our results of operations.

If commodity prices decline and remain depressed for a prolonged period, a significant portion of our development projects may become uneconomic and cause write downs of the value of our oil and natural gas properties, which may reduce the value of our natural resources investments, have a negative impact on our ability to use these investments as collateral or otherwise have a material adverse effect on our results of operations.

Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. For example, for the five years ended December 31, 2013, the WTI oil spot price ranged from a high of $113.39 per Bbl to a low of $34.03 per Bbl, while the Henry Hub natural gas spot price ranged from a high of $7.51 per MMBtu to a low of $1.82 per MMBtu. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, depend on numerous factors beyond our control, including:

•  worldwide and regional economic conditions impacting the global supply and demand for oil and natural gas;

•  the amount of added production from development of unconventional oil and natural gas reserves;

•  the price and quantity of imports of foreign oil and natural gas;

•  political conditions in or affecting other oil-producing and natural gas-producing countries, including the current conflicts in the Middle East and conditions in South America and Russia;

•  the level of global oil and natural gas exploration and production;

•  the level of global oil and natural gas inventories;

•  localized supply and demand fundamentals and regional, domestic and international transportation availability;

•  weather conditions and natural disasters;

•  domestic and foreign governmental regulations;

•  speculation as to the future price of oil and the speculative trading of oil and natural gas futures contracts;

•  price and availability of competitors’ supplies of oil and natural gas;

•  technological advances affecting energy consumption; and

•  the price and availability of alternative fuels.

Significantly and sustained lower natural gas and lower crude oil prices, could render many of our development and production projects uneconomical and result in a downward adjustment of our reserve estimates, which may cause us to recognize impairments in the value of our oil and natural gas properties. In addition, if our estimates of development costs increase, production data factors change or drilling results deteriorate, accounting rules may require us to write down, as a non-cash charge to earnings, the carrying value of our oil and natural gas properties for impairments. This could reduce the value of our natural resources investments, have a negative impact on our ability to use these investments as collateral or otherwise have a material adverse effect on our results of operations.

As a non-operator, our natural resources investments rely significantly on third-parties, which could have a material adverse effect on our natural resources investments.

We have only participated in wells operated by third-parties. The success of our natural resources investments depends on the success of our operators. If our operators are not successful in the development, exploitation, production and exploration activities relating to our leasehold interests, or are unable or unwilling to perform, our natural resources investments could be significantly impacted.

Our operators may make decisions in connection with their operations (subject to their contractual and legal obligations to other owners of working interests), which may not be in our best interests.

Additionally, we may have limited or virtually no ability to exercise influence over the operational decisions of our operators, including the setting of capital expenditure budgets and drilling locations and schedules. Dependence on our operators could prevent us from realizing our target returns for those locations. The success and timing of development activities by our operators will depend on a number of factors that could be outside of our control, including:

•  the timing and amount of capital expenditures;

•  their expertise and financial resources;

•  approval of other participants in drilling wells;

•  selection of technology; and

•  the rate of production of reserves, if any.

The terms of our preferred shares restrict our ability to make future distributions on our common shares and may adversely affect the rights of KKR, as the holder of our common shares.

As of January 17, 2013, we had 14.95 million Series A LLC Preferred Shares outstanding and our operating agreement permits our Board of Directors to authorize, without shareholder approval, the issuance of up to an additional approximate 35 million preferred shares with distribution, liquidation, conversion, voting and other rights which could adversely affect the rights of KKR, as the holder of our common shares. Our Series A LLC Preferred Shares rank senior to the common shares with respect to payment of distributions and distribution of our assets upon our dissolution and any future preferred shares that we issue may do so as well. Distributions on the Series A LLC Preferred Shares are cumulative and are paid quarterly when, as, and if declared by our Board of Directors. We may not declare or pay distributions to KKR as the holder of our common shares unless all accrued distributions have been declared and paid, or set aside for payment, on the Series A LLC Preferred Shares, which may ultimately reduce the amounts available for distribution to KKR unitholders. The Series A LLC Preferred Shares have limited voting rights, however, in the event that we miss six quarterly distributions (whether or not consecutive) on the Series A LLC Preferred Shares, the holders of such shares will be entitled to appoint two directors to our Board until such time as all accrued distributions on the Series A LLC Preferred Shares have been declared and paid or set aside for payment. Any preferred shares that we issue in the future may contain restrictions on our ability to make distributions on our common shares and have rights and preferences that have a similar or more adverse affect on the rights of holders of our common shares.

Certain of KFN’s holdings may create a conflict of interest with KKR and its affiliates and may expose KKR to additional legal risks.

Subject to complying with KFN’s Investment Policies, a core element of KFN’s business strategy is that the Manager will at times cause KFN to invest in corporate leveraged loans, high yield securities and equity securities of companies affiliated with KKR, provided that such investments meet KFN’s requirements.

To the extent KKR or its affiliates are the owners of a majority of the outstanding equity securities of such companies, KKR may have the ability to elect all of the members of the board of directors of a company KFN holds in its portfolio and thereby control its policies and operations, including the appointment of management, future issuances of shares or other securities, the payments of dividends, if any, on its shares, the incurrence of debt by it, amendments to its certificate of incorporation and bylaws and entering into extraordinary transactions, and the interests of KKR’s various strategies and vehicles, including the strategies of KFN, may not in all cases be aligned. In addition, with respect to companies in which KFN has an equity interest, to the extent that KKR is the controlling shareholder it may be able to determine the outcome of all matters requiring shareholder approval and will generally be able to cause or prevent a change of control of a company KFN invests in or a change in the composition of its board of directors and could preclude any unsolicited acquisition of that company regardless as to the impact on KFN’s portfolio. So long as KKR continues to own a significant amount of the voting power of a company in KFN’s portfolio, even if such amount is less than 50%, KKR may continue to influence that company’s decisions. KKR’s interests with respect to the management, investment decisions, or operations of those companies may at times be in conflict. In addition, to the extent that affiliates of KKR invest in companies that KFN holds in its portfolio, similar conflicts with other vehicles managed by KKR may arise. In addition, the Manager has implemented policies and procedures to mitigate potential conflicts of interest, which policies impose limitations on KFN’s ability to make certain investments in companies affiliated with KKR.

In addition, KKR may at times have conflicting interests because the CLO issuers in KFN’s portfolio hold corporate leveraged loans the obligors of which are portfolio companies of KKR’s funds. KKR may have an interest in causing such companies to pursue acquisitions, divestitures, exchange offers, debt restructurings and other transactions that, in KKR’s judgment, could enhance its equity investment, even though such transactions might involve risks to holders of indebtedness, which include CLO issuers in KFN’s portfolio. For example, KKR could cause a company that is the obligor on a loan held by a CLO issuer of KFN to make acquisitions that increase its indebtedness or to sell revenue generating assets, thereby potentially decreasing the ability of the company to repay its debt. In cases where a company’s debt undergoes a restructuring, the interests of KKR as an equity investor and KFN’s CLO issuers as debt investors may diverge, and KKR may have an interest in pursuing a restructuring strategy that benefits the equity holders to the detriment of the lenders, such as KFN’s CLO issuers. This risk may be exacerbated in the current economic environment given reduced liquidity available for debt refinancing, among other factors.  Consequently, KKR’s management of the investments in its funds may reduce the value of KFN’s portfolio.

If a portfolio company of a KKR fund were to file for bankruptcy or similar action, a court may subordinate KFN’s debt holdings in such company to the claims of more junior debt holders or may recharacterize KFN’s holdings as an equity investment. Any such action by a court would have a material adverse impact on the value of these holdings.

Conflicts may arise in connection with the allocation of investment opportunities by affiliates of KKR.

KKR and its affiliates engage in various management or investment opportunities in addition to managing KFN. KKR and its affiliates are not restricted from raising, sponsoring or advising any new investment fund, company or other entity, including a REIT, or holding proprietary investment accounts, unless such fund, account, company or other entity invests primarily in domestic mortgage-backed securities. This restriction is of significantly less relevance since the May 4, 2007 restructuring pursuant to which KFN succeeded KKR Financial Corp., because since then KFN’s investments in domestic mortgage-backed securities have significantly decreased and as of December 31, 2013 comprised $76.0 million of KFN’s investment portfolio. As a result, KKR is currently engaged in and may in the future engage in management or investment opportunities on behalf of others that would have been suitable for KFN and thus KFN may have fewer attractive opportunities.

In addition, affiliates of KKR currently manage separate investment funds and separately managed accounts (“KKR Funds and Accounts”) that invest in the same non-mortgage-backed securities investments that KFN invests in, including other fixed income, natural resources and real estate investments. With respect to these other KKR Funds and Accounts and any other funds or accounts that may be established in the future, KKR will face conflicts in the allocation of investment opportunities. Such allocation is at the discretion of KKR and its affiliates in accordance with their respective allocation policies and procedures. These policies take into account a number of factors, including mandatory minimum investment rights, investment objectives, available capital, concentration limits, risk profiles and other investment restrictions applicable to KFN and these competing KKR Funds and Accounts. KKR and its affiliates have broad discretion in administering these policies and in making allocations. In addition, certain of such other KKR Funds and Accounts may participate in opportunities on more favorable terms than KFN.

Conflicts may arise between KFN investments and investments held by other funds and accounts managed by KKR and its affiliates.

KFN may invest in the same issuers as other KKR Funds and Accounts, although their investments may include different obligations of such issuer. For example, KFN might invest in senior corporate loans issued by a borrower and one or more KKR Funds and Accounts might invest in the borrower’s junior debt and/or equity. Conflicts of interest may arise where KFN and other KKR Funds and Accounts simultaneously hold securities representing different parts of the capital structure of a stressed or distressed issuer. In such circumstances, decisions made with respect to the securities held by one KKR Fund or Account may cause (or have the potential to cause) harm to the different class of securities of the issuer held by KFN or other KKR Funds and Accounts. For example, if such an issuer goes into bankruptcy or reorganization, becomes insolvent or otherwise experiences financial distress or is unable to meet its payment obligations or comply with covenants relating to credit obligations held by

KFN or by the other KKR Funds and Accounts, such other KKR Funds and Accounts may have an interest that conflicts with KFN’s interests. If additional financing for such an issuer is necessary as a result of financial or other difficulties, it may not be in KKR’s best interests to provide such additional financing through KFN, but such additional financing could be seen to benefit investments held by other KKR Funds and Accounts. In addition, other KKR Funds and Accounts may engage in short sales of (or otherwise take short positions in) securities or other instruments of issuers in which KFN invests, which could be seen as harming the performance of KFN’s portfolio for the benefit of the accounts taking short positions if such short positions cause the market value of KFN’s portfolio to fall. In conflict situations such as the ones discussed in this paragraph, KKR and its affiliates will seek to resolve any such conflicts in accordance with its compliance procedures.

We compete with other investment entities affiliated with KKR for access to KKR’s investment professionals.

KKR and its affiliates manage several private equity funds, other funds and separately managed accounts, and will establish and manage other investment entities in the future. Certain of these investment entities have, and any newly created entities may have, an investment focus similar to KFN’s focus. In addition, if KFN’s investment strategy evolves, its investment objectives may overlap with an increasing number of such entities. As a result the management of KFN may compete with an increasing number of such entities for access to the management and other resources of KKR.  KFN’s ability to continue to engage in these types of opportunities in the future depends, to a significant extent, on competing demands for these investment opportunities by other investment entities established by KKR and its affiliates. To the extent that KKR affiliated entities or related parties compete for investment opportunities, there can be no assurances that KFN will receive an allocation of any particular type of opportunity or that the performance of the opportunities allocated to KFN, even within the same asset classes, will perform as favorably as those allocated to others.

Access to confidential information may restrict KFN’s ability to take action with respect to some of its holdings, which, in turn, may negatively affect returns from KFNs portfolio.

KFN, directly or through its Manager, may obtain confidential information about the companies in which it holds or may hold. If KFN does possess confidential information about such companies, there may be restrictions on its ability to make, dispose of, increase the amount of, or otherwise take action with respect to, holdings in those companies. A conflict of interest arises to the extent the Manager becomes aware of inside information concerning holdings or potential targets. KKR has implemented compliance procedures and practices designed to ensure that inside information is not used for making investment decisions on KFN’s behalf. However, there is no assurance that procedures and practices will be effective. In addition, this conflict and these procedures and practices may limit the freedom of KFN to make potentially profitable investments which could have an adverse effect on the returns on KFN’s portfolio. Conversely, KFN may pursue investments without obtaining access to confidential information otherwise in the possession of KKR or one of its affiliates, which information, if reviewed, might otherwise impact our judgment with respect to such investments.

TAX RISKS

If we were treated as a corporation for United States federal income tax purposes, all of our income would be subject to an entity-level tax, which could result in a material reduction in cash flow available for distribution to KKR and ultimately to KKR unitholders.

The value of your investment in us depends in part on our being treated as a partnership for United States federal income tax purposes. We intend to continue to operate so that we qualify, for United States federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. In general, if a partnership is “publicly traded” (as defined in the Code), it will be treated as a corporation for United States federal income tax purposes. A publicly traded partnership will, however, be taxed as a partnership, and not as a corporation, for United States federal income tax purposes, so long as it is not required to register under the Investment Company Act and at least 90% of its gross income for each taxable year constitutes “qualifying income” within the meaning of Section 7704(d) of the Code. We refer to this exception as the “qualifying income exception.” Qualifying income generally includes rents, dividends, interest (to the extent such interest is neither derived from the

“conduct of a financial or insurance business” nor based, directly or indirectly, upon “income or profits” of any person), income and gains derived from certain activities related to minerals and natural resources, and capital gains from the sale or other disposition of stocks, bonds and real property. Qualifying income also includes other income derived from the business of investing in, among other things, stocks and securities.

If we fail to satisfy the “qualifying income exception” described above, items of income, gain, loss, deduction and credit would not pass through to holders of our shares and such holders would be treated for United States federal (and certain state and local) income tax purposes as shareholders in a corporation. In such case, we would be required to pay income tax at regular corporate rates on all of our income. In addition, we would likely be liable for state and local income and/or franchise taxes on all of our income. Distributions to holders of our shares would be taxable as ordinary dividend income to such holders to the extent of our earnings and profits, and these distributions would not be deductible by us. If we were taxable as a corporation, it could result in a material reduction in cash flow available for distribution to KKR and ultimately to KKR unitholders.

Complying with certain tax-related requirements may cause us to forego otherwise attractive business or investment opportunities.

To be treated as a partnership for United States federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation, we must satisfy the qualifying income exception, which requires that at least 90% of our gross income each taxable year consist of interest, dividends, capital gains and other types of “qualifying income.” Interest income will not be qualifying income for the qualifying income exception if it is derived from “the conduct of a financial or insurance business.” This requirement limits our ability to originate loans or acquire loans originated by our Manager and its affiliates. In order to comply with this requirement, we (or our subsidiaries) may be required to invest through foreign or domestic corporations that are subject to corporate income tax or forego attractive business or investment opportunities. Thus, compliance with this requirement may adversely affect our return on our investments and results of operations.

The ability of KKR unitholders to deduct certain expenses incurred by us may be limited.

In general, expenses incurred by us that are considered “miscellaneous itemized deductions” that are allocated to KKR, and then to a KKR unitholder may be deducted by a holder of our common shares that is an individual, estate or trust only to the extent that such holder’s allocable share of those expenses, along with the holder’s other miscellaneous itemized deductions, exceed, in the aggregate, 2% of such holder’s adjusted gross income. In addition, these expenses are also not deductible in determining the alternative minimum tax liability of a holder. We treat the management fees that we pay to our Manager and certain other expenses incurred by us as miscellaneous itemized deductions. A holder’s inability to deduct all or a portion of such expenses could result in an amount of taxable income to such holder with respect to KKR that exceeds the amount of cash actually distributed to such holder for the year.

KKR unitholders that are individuals, trusts, or estates may have a higher tax liability if the Internal Revenue Service (the “IRS”) successfully challenges our treatment of distributions paid on our Series A LLC Preferred Shares.

The treatment of interests in a partnership, such as our Series A LLC Preferred Shares, and the distributions paid in respect of such interests is uncertain. Our Series A LLC Preferred Shares will accrue distributions at an annual rate of 7.375%. In general, we will specially allocate to our Series A LLC Preferred Shares items of our gross income (excluding any gross income from the sale or exchange of capital assets) (our “gross ordinary income”) in an amount equal to the distributions paid in respect of our Series A LLC Preferred Shares during the taxable year. The amount of gross ordinary income that we allocate to our Series A LLC Preferred Shares will reduce the amount of income that is allocable to our common shares.

We intend to treat our Series A LLC Preferred Shares as partnership interests in us and the amounts paid to our Series A LLC Preferred Shares as distributions related to allocations of our items of income. The IRS, however, may contend that payments on our Series A LLC Preferred Shares represent “guaranteed payments.” In that case, no portion of our income would be allocated to our Series A LLC Preferred Shares, but KKR, as holder of our common shares, would be allocated a deduction for its allocable share of the distributions treated as “guaranteed payments,” which in turn would be allocated to KKR unitholders.  Although not entirely free from doubt, deductions attributable to “guaranteed payments” should generally be treated as “miscellaneous itemized deductions.” In general, “miscellaneous itemized deductions” may be deducted by a an individual, estate or trust only to the extent that such holder’s allocable share of those expenses, along with the holder’s other miscellaneous itemized deductions, exceed, in the aggregate, 2% of such holder’s adjusted gross income. In addition, these expenses are also not deductible in determining the alternative minimum tax liability of a holder. As a result of those restrictions, KKR unitholders may not be able to deduct all or a portion of their allocable share of deductions attributable to any “guaranteed payments,” and, therefore, KKR unitholders that are individuals, trusts, or estates may have a higher tax liability if the IRS successfully challenges our treatment of distributions paid on our Series A LLC Preferred Shares.

Holders of KKR common units may be subject to California income taxes or withholding on their allocable share of our income and gains.

Our Manager has offices in California, and thus we could be deemed to have California source income. Based on our current and anticipated investment activities, we believe that holders of KKR common units who are not residents of California and corporate holders of KKR common units who do not have other income derived from California should not be subject to California income taxes on their share of our income or gains. However, no assurance can be provided that our future activities will not cause holders of KKR common units who are not residents of California and such corporate holders of KKR common units to be subject to California income tax on all or a portion of their share of our income or gains, and no assurance can be provided that the California Franchise Tax Board will not successfully challenge our current position that such holders are not subject to California income tax on their share of our income and gains. If it were determined that we had California source income, we would be required to withhold at a rate of 7% of the distributions of California source income to domestic (non-foreign) nonresident holders of KKR common units and at the highest rate of tax imposed on individuals and corporations, respectively, of the allocated share of California source income for foreign (non-U.S.) holders of KKR common units.

We could incur a significant tax liability if the IRS successfully asserts that the “anti-stapling” rules apply to certain of our subsidiaries, which could result in a reduction in cash flow available for distribution to KKR and ultimately to KKR unitholders.

If we were subject to the “anti-stapling” rules of Section 269B of the Code, we would incur a significant tax liability as a result of owning (i) more than 50% of the value of both a domestic corporate subsidiary and a foreign corporate subsidiary, or (ii) more than 50% of both a REIT and a domestic or foreign corporate subsidiary. If the “anti-stapling” rules applied, our foreign corporate subsidiaries would be treated as domestic corporations, which would cause those entities to be subject to United States federal corporate income taxation, and any REIT subsidiary would be treated as a single entity with our domestic and foreign corporate subsidiaries for purposes of the REIT qualification requirements, which could result in the REIT subsidiary failing to qualify as a REIT and being subject to United States federal corporate income taxation. Currently, we have several subsidiaries that could be affected if we were subject to the “anti-stapling” rules, including subsidiaries taxed as REITs and several foreign and domestic corporate subsidiaries. Because we own, or are treated as owning, a substantial proportion of our assets directly for United States federal income tax purposes, we do not believe that the “anti-stapling” rules have applied or will apply. However, there can be no assurance that the IRS would not successfully assert a contrary position, which could result in a reduction in cash flow available for distribution to KKR and ultimately to KKR unitholders.

Although we anticipate that our foreign corporate subsidiaries will not be subject to United States federal income tax on a net basis, no assurance can be given that such subsidiaries will not be subject to United States federal income tax on a net basis in any given taxable year.

We anticipate that our foreign corporate subsidiaries will generally continue to conduct their activities in such a way as not to be deemed to be engaged in a United States trade or business and not to be subject to United States federal income tax. There can be no assurance, however, that our foreign corporate subsidiaries will not pursue investments or engage in activities that may cause them to be engaged in a United States trade or business. Moreover, there can be no assurance that as a result of any change in applicable law, treaty, rule or regulation or interpretation thereof, the activities of any of our foreign corporate subsidiaries would not become subject to United States federal income tax. Further, there can be no assurance that unanticipated activities of our foreign subsidiaries would not cause such subsidiaries to become subject to United States federal income tax. If any of our foreign corporate subsidiaries became subject to United States federal income tax (including the United States branch profits tax), it would significantly reduce the amount of cash available for distribution to us, which in turn could have an adverse impact on theamount available for distribution to KKR and ultimately to KKR unitholders. Our foreign corporate subsidiaries are generally not expected to be subject to United States federal income tax on a net basis, but such subsidiaries may receive income that is subject to withholding taxes imposed by the United States or other countries. Any such withholding taxes would further reduce the amount of cash available for distribution to us.

Certain of our investments may subject us to United States federal income tax and could have negative tax consequences.

A portion of our distributions likely will constitute “excess inclusion income.” Excess inclusion income is generated by residual interests in real estate mortgage investment conduits (“REMICs”) and taxable mortgage pool arrangements owned by REITs. We own through a disregarded entity a small number of REMIC residual interests.

In addition, one of our REIT subsidiaries has entered into financing arrangements that are treated as taxable mortgage pools. We will be taxable at the highest corporate income tax rate on any excess inclusion income from a REMIC residual interest that is allocable to the percentage of our shares held in record name by disqualified organizations. Although the law is not clear, we may also be subject to that tax if the excess inclusion income arises from a taxable mortgage pool arrangement owned by a REIT in which we invest. Disqualified organizations are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from unrelated business tax (including certain state pension plans and charitable remainder trusts). They are permitted to own KFN preferred shares. Because this tax would be imposed on us, all of the holders of our shares, including KKR, would bear a portion of the tax cost associated with our ownership of REMIC residual interests and with the classification of any of our REIT subsidiaries or a portion of the assets of any of our REIT subsidiaries as a taxable mortgage pool. A regulated investment company or other pass-through entity owning our shares may also be subject to tax at the highest corporate rate on any excess inclusion income allocated to their record name owners that are disqualified organizations. Nominees who hold our shares on behalf of disqualified organizations also potentially may be subject to this tax.

Excess inclusion income cannot be offset by losses of KKR unitholders. If a KKR unitholder is a tax-exempt entity and not a disqualified organization, then this income would be fully taxable as UBTI under Section 512 of the Code. If the KKR unitholder is a foreign person, it would be subject to United States federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty.

The failure of any REIT subsidiary to qualify as a REIT would generally cause it to be subject to United States federal income tax on its taxable income, which could result in a reduction in cash flow available for distribution to KKR and ultimately KKR unitholders.

We intend that each of our current and any future REIT subsidiaries will operate and continue to operate in a manner so as to qualify to be taxed as a REIT for United States federal income tax purposes. No ruling from the IRS, however, has been or will be sought with regard to the treatment of any REIT subsidiary as a REIT for United States federal income tax purposes, and the ability to qualify as a REIT depends on the satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. Accordingly, no assurance can be given that any REIT subsidiary will satisfy such requirements for any particular taxable year. If any REIT subsidiary were to fail to qualify as a REIT in any taxable year, it would be subject to United States federal income tax, including any applicable alternative minimum tax, on its net taxable income at regular corporate rates, and distributions would not be deductible by it in computing its taxable income. Any such corporate tax liability could be substantial and could reduce the amount of cash available for distribution to us, which in turn would reduce the amount of cash available for distribution to KKR and ultimately KKR unitholders. Unless entitled to relief under certain Code provisions, such REIT subsidiary also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT.

Our structure involves complex provisions of United States federal income tax law for which no clear precedent or authority may be available, and which is subject to potential change, possibly on a retroactive basis. Any such change could result in adverse consequences to the holders of our shares and any other securities we may issue.

The United States federal income tax treatment of holders of our shares depends in some instances on determinations of fact and interpretations of complex provisions of United States federal income tax law for which no clear precedent or authority may be available. The United States federal income tax rules are constantly under review by the IRS, resulting in revised interpretations of established concepts. The IRS pays close attention to the proper application of tax laws to partnerships and investments in foreign entities. The present United States federal income tax treatment of an investment in our shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. We and holders of our shares could be adversely affected by any such change in, or any new tax law, regulation or interpretation. Our operating agreement permits our board of directors to modify (subject to certain exceptions) the operating agreement from time to time, without the consent of the holders of our shares. These modifications may address, among other things, certain changes in United States federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have an adverse impact on some or all of the holders of our shares and of any other securities we may issue. Moreover, we intend to apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to holders of our shares in a manner that reflects their distributive share of our items, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions we use do not satisfy the technical requirements of the Code and/or United States Treasury Regulations and could require that items of income, gain, deduction, loss or credit be adjusted or reallocated in a manner that adversely affects holders of our shares and of any other securities we may issue.

We may be subject to adverse legislative or regulatory tax changes that could reduce the value of KKR’s investment in us.

At any time, the federal income tax laws or regulations governing publicly traded partnerships or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted or promulgated or will become effective and any such law, regulation or interpretation may take effect retroactively. We and KKR, as the holder of our common shares, could be adversely affected by any change in, or any new, federal income tax law, regulation or administrative interpretation. Additionally, revisions in federal tax laws and interpretations thereof could cause us to change our investments and commitments and affect the tax considerations of an investment in us.